[GRAPHIC TO COME]

P R E S S R E L E A S E
FOR IMMEDIATE RELEASE	CONTACTS:

Stephen E. Lerch
Executive Vice President,
Chief Financial Officer
iDine Rewards Network Inc.
(305) 892-3306

Allan E. Jordan
Vice President
Golin/Harris International
(212) 697-9191

iDINE REWARDS NETWORK INC. ANNOUNCES
CONVERSION OF ITS SERIES A PREFERRED STOCK

Miami, FL December 24, 2002 – iDine Rewards Network Inc. announced today that it is giving notice to holders of its Series A Preferred Stock that it intends to exercise its right to convert all of its issued and outstanding shares of Series A Preferred Stock into shares of the Company’s Common Stock.

The conversion date of the Series A Preferred Stock will be January 23, 2003. On the conversion date, each share of Series A Preferred Stock will be converted into 1.19316 shares of Common Stock.

On or after the conversion date, dividends on the Series A Preferred Stock will cease to accrue; however, each holder of Series A Preferred Stock will receive a pro rated quarterly cash dividend of $0.0092639 per share of Series A Preferred Stock for the period from January 1, 2003 through January 23, 2003.

The Notice of Conversion is being mailed to holders of record of Series A Preferred Stock today, December 24, 2002. Questions relating to the Notice of Conversion and related materials should be directed to American Stock Transfer & Trust Company at (718) 921-8210.

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iDine Reward Network – 2

iDine Rewards Network Inc. offers its members a variety of dining savings and rewards programs at more than 9,100 restaurants throughout the United States via means of a registered credit card. The Company presently has 15.2 million credit cards registered through 11.5 million enrolled accounts. The savings are offered through the Company’s dining programs, either branded under the name iDine or provided through co-branded and private label partnerships, such as airline frequent flyer programs, club memberships or other affinity organizations. iDine members can also access personalized, real-time restaurant listings, special dining incentives and more information via the recently enhanced web site, www.idine.com. iDine Reward Network’s common stock trades on the American Stock Exchange (AMEX) and alongside its Series A Preferred Stock on the Philadelphia Stock Exchange (PHLX).

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Statements in this release that are not strictly historical are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company’s actual results in the future to differ materially from expected results. These risks are qualified in their entirety by cautionary language and risk factors set forth in the company’s filings with the Securities and Exchange Commission.